Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Friday, May 1, 2009
Blue Valley Ban Corp. Reports First Quarter 2009 Results
Overland Park, Kansas, May 1, 2009 – Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced it injected $12.3 million of additional capital into its subsidiary, Bank of Blue Valley (the “Bank”), during the first quarter of 2009. This additional capital was used to make an additional provision for loan losses which resulted in the Company showing a net loss of $8.1 million, or fully-diluted loss per share of $3.02 for the first quarter of 2009, compared to net income of $630,000, or fully-diluted earnings per share of $0.26 for the same period in 2008.
With the injection of the new capital and after the provision for the loss reserves, the Bank reflected total capital to risk-weighted assets of 12.90%. The Bank’s level of capital exceeds regulatory standards for “well capitalized” Banks.
During the first quarter of 2009, the Company’s subsidiary, Bank of Blue Valley, recorded a provision for loan losses of $12.9 million. The provision was a result of refining the Bank’s allowance for loan loss methodology and a result of worsening conditions in the economy in which it operates. A portion of this provision relates to specific loans in our current portfolio and an increase in the general reserves on our performing loans to reflect the impact of the weakened economic conditions.
“The first quarter continued to be a challenge for the Company. The deteriorating economic climate has resulted in an increased provision for loan losses and lower net interest income as compared to the prior year period. However, the Company has capital ratios in excess of the regulatory standards and good liquidity. After a thorough review of performing and non-performing loans, the provision for loan losses was determined to be prudent and appropriate given current and expected economic conditions. We are working to improve the quality of our loan portfolio, expand our deposit funding base, and pursue opportunities to improve our net interest margin and increase our non-interest income for the remainder of 2009.” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
During the first quarter of 2009, net interest income decreased 16.00% to $5.0 million compared to $5.9 million for the same period in the prior year, primarily due to a lower net interest margin resulting from a decrease in market interest rates by 400 basis points during 2008. Also contributing to this decrease was an increase in non-accrual loans as compared to the same period in the prior year, due to the decline in the credit quality of the loan portfolio. Provision for loan losses increased to $12.9 million compared to $900,000 for the same period in the prior year. The increased provision was a result of the weakened economic conditions. As a result of the economic conditions, the Bank’s allowance for loan loss methodology was refined during the first quarter of 2009 to reflect the inherit losses in our loan portfolio and to increase the general reserves on our performing loans to reflect the impact of the weakened economic conditions.
Non-interest income remained virtually unchanged with a slight increase of $4,000. This increase was the net result of an increase in loans held for sale fee income due to higher mortgage loan origination and refinancing volume and an increase in income generated from signature based debit card transactions associated with our performance checking product. This increase was offset by a decrease in gains realized on the sale of available-for-sale securities during the first quarter of 2009 as compared with the first quarter of 2008.

Non-interest expense increased $849,000, or 13.67%, to $7.1 million compared to $6.2 million in the prior year period. The increase in non-interest expense was primarily a result of an increase in expenses related to foreclosed assets held for sale as a result of an increase in the number of foreclosed properties currently held for sale. These expenses include insurance, appraisals, utilities, real estate property taxes, legal, repairs and maintenance, and associated loss on sale. In addition, the Company recorded a $918,000 provision for other real estate as a result of a continued decline in the real estate market and real estate values. The increase in non-interest expense was partially offset by a decrease in salaries and employees benefits of $477,000, or 13.52%. As of March 31, 2009, there were 180 full-time equivalents compared to 214 full-time equivalents as March 31, 2008. The decrease in salaries and employee benefits was also a result of the Company not accruing for potential annual officer bonuses at March 31, 2009.
Total assets, loans and deposits at March 31, 2009 were $843.6 million, $635.2 million and $637.3 million, respectively, compared to $768.1 million, $622.5 million and $544.2 million one year earlier, respectively, increases of 9.83%, 2.04% and 17.11%, respectively. As of March 31, 2009, the Company’s subsidiary, Bank of Blue Valley, remained well capitalized by regulatory standards.
About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or the negative of these terms or other comparable terminology. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; inability to maintain or increase deposit base and secure adequate funding; a continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation to which the Company may become a party; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
BLUE VALLEY BAN CORP.
FIRST QUARTER 2009
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(unaudited)

Three Months Ended March 31	2009	2008
Net interest income	$4,989	$5,939
Provision for loan losses	12,925	900
Non-interest income	2,170	2,166
Non-interest expense	7,059	6,210
Net income (loss)	(8,105)	630
Net income (loss) per share — Basic	(3.02)	0.26
Net income (loss) per share — Diluted	(3.02)	0.26
Return on average assets	(3.94)%	0.34%
Return on average equity	(62.43)%	4.44%

At March 31
Assets	$843,559	$768,085
Mortgage loans held for sale	6,763	6,702
Loans	635,240	622,540
Deposits	637,340	544,193
Stockholders’ Equity	67,908	60,062